                                                                    EXHIBIT 99.1

GORDON & SILVER, LTD.
WILLIAM M. NOALL, ESQ.
Nevada Bar No. 3549
KATHRYN GRAITGE NOALL
Bar No, 5415
3960 Howard Hughes Parkway, 9th Floor
Las Vegas, Nevada 89109
Telephone; (702) 796-5555
Facsimile: (702) 369-2666
E-Mail: wmn@gordonsilver.com
   Attorneys for Debtor

                  IN THE UNITED STATES BANKRUPTCY COURT FOR THE
                               DISTRICT OF NEVADA

in re:
                                                 Case No: BK-S-01-20141-RCJ
ALADDIN GAMING, LLC,                             Chapter 11
a Nevada limited liability company,

            Debtor.                               Date: August 5, 2003
_________________________________/                Time: 1:30 p.m.

 ORDER GRANTING MOTION TO APPROVE SETTLEMENT AGREEMENT WITH ALADDIN BAZAAR, LLC
                       PURSUANT TO FED. R. BANKR. P. 9019

         The Motion to Approve Settlement Agreement with Aladdin Bazaar, LLC pursuant to Fed. R. Bankr. P. 9019 (the "Settlement Motion") filed by Debtor in the above-captioned case was heard and considered by the Court on shortened notice on August 5, 2003 at 1:30 p.m. William M. Noall, Esq. of Gordon & Silver, Ltd. appeared on behalf of Debtor and Vincent M. Coscino of Allen Matkins Leek Gamble & Mallory LLC, appeared on behalf of Aladdin Bazaar, LLC ("Aladdin Bazaar"). Other counsel's appearances are reflected in the Court's record of the proceeding.

         The Court has read and considered the Settlement Motion and the evidence in support thereof as well as the argument of counsel at the hearing on the Settlement Motion. The Court has taken judicial notice of the pleadings, papers and records in the Court's files respecting the above-captioned case and affiliated contested matters, including the Bazaar Motion (as defined in the Settlement Motion).

 GORDON & SILVER, LTD.
   ATTORNEYS AT LAW
      NINTH FLOOR
3906 HOWARD HUGHES PKWY
LAS VEGAS, NEVADA 89109
    (702) 796-5555

                     FINDINGS OF FACT AND CONCLUSIONS OF LAW

         Based on the foregoing, and it appearing that no other or further notice of the Settlement Motion or the hearing held thereon need be given and after due deliberation and sufficient cause appearing therefor, the Court finds and concludes as follows:

         A. Jurisdiction. This Court has jurisdiction of this matter under 28 U.S.C. Sections 157 and 1334(a). This proceeding (i) arises in the above-captioned chapter 11 case, (ii) arises under the Bankruptcy Code, and more particularly under section 105 of the Bankruptcy Code, and (iii) is a "core" proceeding within the meaning of 28 U.S.C. Section 157(b)(2), with respect to which this Court may enter final judgments and orders,

         B. Notice. Under the circumstances, shortened notice of the Settlement Motion was proper, timely, adequate and sufficient and was made in compliance with the Local Bankruptcy Rules and Rules 2002 and 9019 of the Federal Rules of Bankruptcy Procedure. A reasonable and appropriate opportunity to object and be heard regarding the relief requested in the Settlement Motion was afforded to all interested parties.

         C. Objections/Responses to Settlement Motion. At the hearing on the Settlement Motion, all objections or responses to the Settlement Motion were either resolved or overruled by the Court.

         D. Approval of Settlement The Court is fully satisfied and finds and concludes that Debtor entered into the Aladdin Bazaar Settlement Agreement (as defined in the Settlement Motion), a true and correct copy of which is attached hereto and incorporated herein as Exhibit "1" (the "Aladdin Bazaar Settlement Agreement"), based on Debtor's informed, intelligent, rational and sound business judgment.

         E. The Court further finds and concludes that the likelihood of Debtor's success in litigation of the various pending disputes with Aladdin Bazaar as described in the Settlement Motion is uncertain.

         F. The Court further finds and concludes that litigation of Debtor's various pending disputes with Aladdin Bazaar as described in the Settlement Motion would likely be complex

                                        2

 GORDON & SILVER, LTD.
   ATTORNEYS AT LAW
      NINTH FLOOR
3906 HOWARD HUGHES PKWY
LAS VEGAS, NEVADA 89109
    (702) 796-5555
and protracted, and that the bankruptcy estate would incur substantial expense and suffer lengthy delay in connection with such litigation.

         G. The Court finally finds and concludes that the Aladdin Bazaar Settlement Agreement was entered into by the parties in good faith, is reasonable, fair and equitable, and that approval of the Aladdin Bazaar Settlement Agreement is in the best interest of the bankruptcy estate and the creditors in this case.

         Based on the foregoing findings of fact and conclusions of law, and for such other reasons and on such other grounds as stated by the Court at the hearing on the Settlement Motion,

         IT IS HEREBY ORDERED, ADJUDGED AND DECREED as follows:

         1. The findings of fact and conclusions of law set forth above and as stated by the Court on the record satisfy the requirements of Rule 7052 of the Federal Rules of Bankruptcy Procedure and Rule 52 of the Federal Rules of Civil Procedure.

         2. Pursuant to section 105 of the Bankruptcy Code and Rule 9019 of the Federal Rules of Bankruptcy Procedure, the Settlement Motion is granted in its entirety; the Aladdin Bazaar Settlement Agreement and the transactions contemplated thereby are hereby approved in all respects and shall be fully binding and effective in accordance with the terms of" the Aladdin Bazaar Settlement Agreement. Debtor and the other parties to the Aladdin Bazaar Settlement Agreement are hereby authorized and directed to consummate the transactions contemplated by the Aladdin Bazaar Settlement Agreement and to lake any and all actions reasonably necessary or appropriate to effectuate the terms of the Aladdin Bazaar Settlement Agreement.

         3. All parties in interest who received (or were deemed to have received) notice of the Settlement Motion and did not oppose the Settlement Motion are hereby deemed to have consented to the granting of the Settlement Motion and entry of this Order.

         4. This Court shall retain jurisdiction to implement and enforce the terms of the Aladdin Bazaar Settlement Agreement and this Order and to adjudge any disputes, claims or actions that may arise in connection with the implementation of the transactions contemplated thereby or hereby.

                                        3

 GORDON & SILVER, LTD.
   ATTORNEYS AT LAW
      NINTH FLOOR
3906 HOWARD HUGHES PKWY
LAS VEGAS, NEVADA 89109
    (702) 796-5555

         5. This Order shall be effective and enforceable immediately upon entry. This Order is a final, appealable order. This Order shall be binding upon and inure to the benefit of Debtor, Aladdin Bazaar, the other parties to the Aladdin Bazaar Settlement Agreement and all other creditors and parties in interest.

DATED this 5 day of August, 2003


                                        ----------------------------------------
                                        UNITED STATES BANKRUPTCY JUDGE

Prepared and Submitted by

GORDON & SILVER, LTD.

By:
    -------------------------------
    WILLIAM M. NOALL, ESQ.
    Nevada Bar No, 3549
    KATHRYN GRAITGE NOALL, ESQ.
    Nevada Bar No. 5415
    3960 Howard Hughes Parkway, 9th Floor
    Las Vegas, Nevada 89109
    Telephone: (702) 796-5555
    Facsimile: (702) 369-2666
      Attorneys for Debtor

                                        4

 GORDON & SILVER, LTD.
   ATTORNEYS AT LAW
      NINTH FLOOR
3906 HOWARD HUGHES PKWY
LAS VEGAS, NEVADA 89109
    (702) 796-5555

                                    EXHIBIT 1

                             TH BAZAAR CENTERS INC.

VIA FACSIMILE AND
U.S. MAIL
212.371.7497

June 20,2003

                        CONFIDENTIAL SETTLEMENT DOCUMENT

OpBiz, LLC
c/o Bay Harbour Management LC
885 Third Avenue, 34th Floor
New York, NY 10022
Attention: Douglas P. Teitelbaum
           Managing Principal

Re:      DESERT PASSAGE(R): Aladdin Resort and Casino - OpBiz

Dear Doug:

         This letter is to document our legally binding agreement ("Agreement") between and among: (i) OpBiz, LLC, a Nevada limited liability company ('OpBiz"),
(ii) Aladdin Bazaar, LLC, a Delaware limited liability company ("Bazaar"), (iii) the "Steering Committee" (consisting of Van Kampen Funds, The Bank of Nova Scotia, Highland Capital and PPM America), for the Lenders (collectively, the "Lenders") pursuant to that certain Credit Agreement dated as of February 26,1998, with The Bank of Nova Scotia, as administrative agent, Merrill Lynch Capital Corporation, as syndication agent and CIBC Oppenheimer Corp., as documentation agent ("Credit Agreement"), and Aladdin Gaming, LLC ("Gaming"), as borrower, (iv) General Electric Capital Corporation ("GE Capital"), for itself only, and (v) by Gaming itself, all of which parties shall indicate their respective agreement to the terms hereof applicable to them by counter signing a copy of this letter as indicated below, concerning OpBiz's plans to purchase/redevelop ("Transaction") the Aladdin Resort and Casino (collectively, "Hotel"). The parties understand and acknowledge that the agreement of Gaming is conditioned and contingent upon approval by the United States Bankruptcy Court for the District of Nevada, Southern Division ("Bankruptcy Court") in Gaming's Chapter 11 case ("Chapter 11 Case").

         Please note that this Agreement, and all of our discussions we have had to date, continue to be strictly confidential in accordance with our confidentiality agreement dated December 11, 2002. Notwithstanding that fact, once this Agreement has been fully executed by all parties, then the existence, terms and conditions of this Agreement may be disclosed by OpBiz in connection with any offer or bid made by OpBiz in connection with the proposed Transaction and any related proceedings in the Chapter 11 Case.

Mr. Douglas P. Teitelbaum
June 20, 2003
Page 2

         The material agreements concerning OpBiz's Transaction are as follows:

         I. CONCESSIONS AND AGREEMENTS REQUESTED BY OPBIZ.

                  - Approval of Timeshare Development. The Construction, Operation and Reciprocal Easement Agreement ("REA"), by and between Gaming and Bazaar (to be assumed by OpBiz), will be modified to permit OpBiz to develop, construct and operate, or cause to be developed, constructed and operated, a condominium/timeshare project containing up to 800 units (the "Timeshare Project") on the "Aladdin Music Site" (as defined in the REA). Bazaar acknowledges that OpBiz intends to develop, construct and operate the Timeshare Project on the Aladdin Music Site instead of a music hotel and related improvements as contemplated by the REA, and that the REA will be modified to reflect such a change in plans and the other matters set forth in this Agreement. Bazaar expressly agrees and acknowledges that OpBiz or certain of its affiliates intend to contract with one or more third parties to own, develop, construct, operate and market the Timeshare Project and to sell timeshare units (such third parties, or, if OpBiz is the timeshare developer, OpBiz, collectively, the "TS Developer"). As of the date of this Agreement, OpBiz intends that one or more affiliates of Starwood Vacation Ownership, Inc. ("SVO"), including Westin SVO Nevada, LLC, will be the TS Developer, and Bazaar hereby consents to such affiliates of SVO, including Westin SVO Nevada, LLC, as the TS Developer. Bazaar will continue to have the right to reasonably approve the TS Developer's plans and specifications for the construction and development of the timeshare project which do not involve physical changes to the Bazaar Tract to the extent any approval is required under the REA, (but Bazaar shall not be entitled to require any future payments for such approvals, construction delays or similar issues). TS Developer will pay and/or reimburse Bazaar for all reasonable third party costs respecting architectural plan review and the construction issues relating to the development/operation of the timeshare parcel to the extent related to the exercise of Bazaar's approval rights with respect thereto under the REA. If the TS Developer determines that it needs reserve/exclusive parking in connection with the timeshare development, TS Developer will have the right to obtain such designated parking spaces in the parking garage in an area and number to be reasonably determined by Bazaar and the TS Developer in exchange for reasonable compensation to Bazaar for such designated parking spaces. In addition, the timeshare project will have reasonable rights to conduct valet operations in the parking garage at the TS Developer's sole expense.

                           Bazaar will have the right to reasonably approve the staging and construction schedule for the Timeshare Project in order to assure that such schedule and

Mr, Douglas P. Teitelbaum
June 20,2003
Page 3

                           construction staging is designed to the extent commercially practicable to mitigate interruption to Bazaar's business. In all events, the timeshare construction project shall be completed not later than the date required by OpBiz's lenders.

                  - Change in Theme. Bazaar approves OpBiz's proposed change in theme of the Hotel to a Planet Hollywood Hotel & Casino, as conceptually described on Exhibit A attached hereto, including design elements, signage, site improvements and lighting having a look and feel similar in nature to that depicted on Exhibit A attached hereto (but not necessarily the same color, configuration or scale), subject to Bazaar's continuing right to reasonably approve plans and physical changes to the Hotel to the extent such approval is required under the REA (but Bazaar shall not be entitled to require any future payments for such approvals except as expressly provided for in this Agreement). The REA will be amended to permit OpBiz's change in theme as described above, and similarly shall permit a change in theme of Desert Passage, if elected by Bazaar; provided that nothing in this Agreement shall be interpreted to grant any rights to Bazaar in respect of the "Planet Hollywood" name, brand or memorabilia to be licensed by OpBiz in connection with the retheming of the Hotel, except that Bazaar in its sole discretion may elect to include the "Planet Hollywood" name as a tag or locator line in Bazaar's name (e.g., "Desert Passage [or other name selected by Bazaar that does not include the "Planet Hollywood" name] at Planet Hollywood... [Resort and Casino]"). In all events, the Hotel construction project shall be completed within the time period required by OpBiz's lenders. OpBiz will pay and/or reimburse Bazaar for all reasonable third party costs respecting architectural plan review and construction issues relating to the Hotel construction to the extent related to the exercise by Bazaar of its approval rights with respect thereto under the REA. Bazaar shall have reasonable approval rights with respect to construction phasing within the time periods required under OpBiz's Credit Agreement provided that such approvals shall be no more onerous than the requirement of OpBiz's Credit Agreement.

                  - Change of Name of Hotel. The REA will be amended to permit OpBiz's proposed name change of the Hotel to "Planet Hollywood Hotel and Casino" (or similar wording). Similarly, the REA will permit Bazaar to change the name of Desert Passage, if desired by Bazaar, provided that nothing in this Agreement shall be interpreted to grant any rights to Bazaar in respect of the "Planet Hollywood" name, brand or memorabilia to be licensed by OpBiz in connection with the retheming of the Hotel/Casino, except that Bazaar in its sole discretion may elect to include the "Planet Hollywood" name as a tag or locator line in Bazaar's name (e.g., "Desert Passage [or other name selected by

Mr. Douglas P. Teitelbaum
June 20, 2003
Page 4

                           Bazaar that does not include the "Planet Hollywood" name] at Planet Hollywood ... [Resort and Casino]").

                  - Approval of Hotel Operator. Bazaar acknowledges that OpBiz intends to market and operate the Hotel using the "Sheraton" brand name, and that OpBiz has entered into a Management Agreement with Sheraton Operating Corporation ("Sheraton") for the management and operation of the Hotel. Bazaar hereby consents to the management of the Hotel by Sheraton and to the operation of the Hotel using the "Sheraton" brand name.

                  - Changes to Las Vegas Boulevard. Bazaar will reasonably approve OpBiz's proposed changes to Las Vegas Boulevard pursuant to plans and drawings to be submitted to Bazaar. Physical changes to the Bazaar tract shall continue to be subject to Bazaar's approval as provided in the REA. If requested by OpBiz, Bazaar will consent to OpBiz's proposal to close the south entrance of the casino to Las Vegas Boulevard. OpBiz will pay and/or reimburse Bazaar for all reasonable, out-of-pocket third party costs respecting architectural plan review and construction issues relating to the Las Vegas Boulevard changes to the extent related to the exercise by Bazaar of its approval rights with respect thereto under the REA. Bazaar shall have reasonable approval rights with respect to construction phasing within the time periods required under OpBiz's Credit Agreement provided that such approvals shall be no more onerous than the requirements of OpBiz's Credit Agreement.

                  - Lease of Bazaar Space. OpBiz shall lease from Bazaar the spaces identified as Bazaar Suite Id No. G-025, consisting of approximately 14,287 square feet (the "Ripley Space") and the second level adjacent space (consisting of approximately 4,900 square feet, and together with the Ripley Space, the "Leased Space") on the following terms:

                           - Rent: $700,000/yr., gross, payable in equal monthly installments of $58,333.33 per month, subject to annual CPI adjustment commencing on the first rent payment anniversary and annually thereafter.

                           - Rent Commencement: Rent payments shall commence on September 1, 2004.

                           - Term/Renewal Options: Initial term of the Lease will commence on the closing date of OpBiz's purchase of the Hotel and continue for an initial ten (10) year term. Tenant shall have two ten-year renewal options in each case at the then adjusted rent subject to continuing annual CPI adjustment through each renewal term.

Mr. Douglas P, Teitelbaum
June 20, 2003
Page 5

                           - Use-Alterations: Bazaar acknowledges that OpBiz contemplates demolishing the existing improvements located in the Leased Premises and using the Leased Premises to permit the expansion of the existing hotel and casino spaces within the Hotel and other uses ancillary thereto and Bazaar hereby consents to such use subject to Bazaar retaining the right to reasonably approve of the demolition plans to the extent such demolition affects spaces outside of the Leased Premises, which consent shall not be unreasonably withheld. In addition, OpBiz, shall have the right to create a street entrance to the Leased Premises and Hotel in connection with the foregoing.

                           -        TI/Security Deposit. No payment of
                                    construction allowance or similar landlord subsidy shall be payable to OpBiz, and OpBiz shall not be required to pay a security deposit or post a letter of credit.

                  - Hotel Valet. Bazaar will, when requested by OpBiz, approve OpBiz's conversion of the Hotel's exclusive valet parking located under the Hotel to self parking for guests of the Hotel and will permit the Hotel's valet program to be located in the parking structure subject to the parties reasonable review and approval of the same. OpBiz will pay/and or reimburse Bazaar for all reasonable third-party parking consultant costs respecting a review of the Hotel's valet program.

                  - Bazaar's Withdrawal of Objections to OpBiz's Bid to Purchase Hotel. Bazaar will withdraw its pending objection to OpBiz's proposal to purchase the Hotel in the Chapter 11 Case and shall make no further or new objection thereto provided that there is no default under this Agreement by any party other than Bazaar. Effective on the "Transfer Date" (as defined in Section II below) Bazaar will withdraw any objections to Gaming's disclosure statement or plan of reorganization, provided that such disclosure statement or plan of reorganization is consistent with the provisions of this Agreement.

                  - Global Settlement. Bazaar, Gaming, OpBiz and the Lenders, effective as of the "Transfer Date" (as defined in Section II below), agree to a global settlement and "walkway" of all claims and issues which exist between Bazaar and Gaming as of the Transfer Date (as defined in Section II below) and any continuing defaults relating thereto, including, but not limited to, the claims currently subject to the pending arbitration action between Gaming and Bazaar, and any appeals of the parking agreement disputes and all other disputes and alleged defaults under the REA, without the payment of any additional consideration not expressly provided for in this Agreement. Effective as of the "Transfer Date" (as defined in Section II below) Bazaar shall withdraw all proofs of claim, release claims for cure damages and

Mr. Douglas P. Teitelbaum
June 20, 2003
Pages 6

                           adequate protection, dismiss the appeal of the Bankruptcy Court decision regarding the parking agreement, and shall not share in the Creditors Trust to be created for the benefit of Gaming's unsecured creditors pursuant to that certain Settlement Agreement between the Steering Committee, the official committee of unsecured creditors (the "Committee"), Gaming and GE Capital. The global settlement shall resolve any and all claims by or on behalf of Gaming and/or the Committee, including, but not limited to, the Committee's alleged causes of action to avoid any transfers to Bazaar, including delivery of the fee title to the real estate underlying the Desert passage Mall and the grant of a lease to Bazaar on allegedly "below market" terms. This global settlement shall be effective as of the Transfer Date and shall include mutual releases of all existing known or unknown claims and covenants not to sue, other than enforcement of the terms of this Agreement and ongoing payment obligations (which are not currently in default) under the parking agreement and the REA, Gaming shall promptly bring a motion to approve this Agreement (and any further more formal settlement agreement) pursuant to Rule 9019(a) of the Federal Rules of Bankruptcy Procedure.

                  - Sale of Desert Passage/Hotel. Bazaar, as to Desert Passage, and Gaming and the Lenders as to the Hotel, will ensure that any party that succeeds to all or a portion of each party's respective interest in the Desert Passage or Hotel, as the case may be, (directly or indirectly and whether by sale, merger, consolidation, reorganization, recapitalization or similar transaction) agrees to be bound by the terms of this Agreement and acknowledges its obligations to the other party (OpBiz and the Lenders as to a sale of Desert Passage and Bazaar as to a sale of the Hotel) in writing at the time of or prior to any such transaction.

         II. BAZAAR'S SETTLEMENT.

         As the sole and exclusive consideration to Bazaar (other than such additional consideration expressly set forth in this Agreement), without which Bazaar would not have executed this Agreement, the parties agree to the following:

                  - Cash Flow Note. On the "Transfer Date" as hereinafter defined, Gaming will cancel the existing subordinated non-negotiable promissory note (together with any accrued but unpaid payments) between Bazaar, as maker, and Gaming, as payee, dated November 20, 2000 in exchange for, among other consideration, settlement of Bazaar's claims in the existing arbitration between Bazaar and Gaming. No further payments shall be required by Bazaar pursuant to such note as of the date hereof.

Mr. Douglas P. Teitelbaum
June 20, 2003
Page 7

                  - Aladdin Bazaar Holdings. Reference is made to that certain Assignment Agreement (the "Trust Assignment") dated September 30, 2002 between BNY Asset Solutions LLC on behalf of the Lenders and Aladdin Bazaar Holdings, LLC, the Trust under Article Sixth U/W/O Sigmund Sommer and certain affiliates thereof (the "Sommer Trust Entities") pursuant to which Assignment Agreement Aladdin Bazaar Holdings, LLC transferred to the Lenders its right to receive the "Minimum Distribution" and "Additional Distributions," as used or defined in that certain Settlement Agreement ("Settlement Agreement"), dated September 30, 2002, between the Lenders (other than BFC Capital, Inc.) and the Sommer Trust Entities (all of such right, title and interests held by the Lenders in the Minimum Distribution, the Additional Distributions and all rights arising directly or indirectly out of the Trust Assignment are hereinafter referred to as "Lender Bazaar Interest"). On the Transfer Date the Steering Committee (which Steering Committee Lenders hold not less than 60% of the Lender Bazaar Interest) will transfer their respective Lender Bazaar Interest to an affiliate of Trizec (to be designated by Trizec), free and clear of all liens and claims, as is and without warranties or representations (except as hereinafter expressly set forth), in exchange for among other consideration settlement of Bazaar's claims arising in the existing arbitration between Bazaar and Gaming and as further described in the paragraph captioned "Global Settlement." In addition, the Steering Committee will use its best efforts to cause the other Lenders to do the same. Bazaar will provide the Steering Committee with an accounting of any "Minimum Distribution" or "Additional Distribution" and other payments received in respect of such assigned interest. In the event that Lenders holding more than 7.5%, in the aggregate of the Lender Bazaar Interests (the "Maximum Retained Lender Bazaar Interest") do not agree on or before August 13, 2003 to transfer their Lender Bazaar Interest to Bazaar, then Bazaar shall have the right to be exercised no later than thirty days after such date, as described below, to elect, in its sole and absolute discretion, to have this entire Agreement automatically deemed to be null and void ab initio and of no further force and effect.

                           The "Transfer Date" shall mean the earlier of (i) the date of entry of the Bankruptcy Court order confirming Gaming's Bankruptcy plan of reorganization, and the expiration of any applicable appeal period, or (ii) the entry of a Bankruptcy Court order approving the terms of this Agreement, and the expiration of any applicable appeal period,

                           In the event the Purchase and Sale Agreement (the "Purchase Agreement"), dated April 23, 2003, between OpBiz and Gaming is terminated or the purchase does not close for any reason, Bazaar hereby agrees and consents to any proposed re-theming and name change of the Hotel, and successor hotel

Mr, Douglas P. Teitelbaum
June 20, 2003
Pages 8

                           operator, approved by the Lenders in connection with the sale of the Hotel by Gaming to another buyer (or sale of the Hotel by the Lenders if the Lenders succeed to Gaming's ownership interest in the Hotel). Effective immediately upon the execution of this Agreement and continuing thereafter until the Transfer Date, Bazaar and Gaming agree to forbear from prosecuting or taking any further action in connection with the pending arbitration and all other actions and disputes between the parties, without waiver of any rights or remedies, other than the appeal of the Parking Agreement order or any other matter which may be "jurisdictional" in nature and required in order to preserve the parties respective rights in the event that the Transfer Date does not occur. The forbearance provided in the preceding sentence shall be effective immediately upon the execution of this Agreement. The arbitration, appeal and all other actions between the parties shall be dismissed with prejudice concurrently upon the Transfer Date with the assignment to Bazaar of the Cash Flow Note and the Lender Bazaar Interest.

                           If the Purchase Agreement is terminated or the purchase does not close for any reason, Bazaar and the other parties to this Agreement agree to execute an agreement substantially similar to the provisions of this Agreement with any other purchaser of the Hotel approved by the Lenders.

                           The transfer of the Lender Bazaar Interest to Bazaar shall not limit, impair or otherwise affect any rights or remedies of the Lenders or Gaming against the Sommer Trust Entities or London Clubs International PLC, including, without limitation, the Bazaar Minimum Distribution Guarantee or the Security Agreement provided under the Settlement Agreement. In connection with the transfer of the Lender Bazaar Interests, the Lenders shall warrant only that the Lenders (i) have the right to receive the Minimum Distribution under the Trust Assignment, and under the Trust Assignment the Sommer Trust Entities are contractually obligated to pay over to the Lenders the Additional Distributions immediately following receipt thereof, (ii) have not transferred the Lender Bazaar Interest to any other party, and (iii) have not encumbered their interest in the Lender Bazaar Interests.

                  - Gaming Liens on Bazaar Tract. Gaming hereby agrees (subject to Bankruptcy Court approval) to (i) continue to defend/contest all Gaming liens on the Bazaar tract, including, but not limited to, the Korte-Bellew mechanic's lien and shall pursue the current litigation at its sole cost to its conclusion (including any and all appeals) and further agrees that any settlement will include the full release of such lien (including any and all subcontractor liens) from Bazaar's tract, and (ii) Bazaar and Gaming agree to provide reasonable cooperation and assistance to the other on all mechanics' lien litigation,

Mr. Douglas P. Teitelbaum
June 20, 2003
Page 9

                           including, but not limited to, providing third-party reports respecting the Flippens Trenching mechanic's lien.

         Except as otherwise provided in this Agreement, in no event shall Bazaar be entitled to receive any further consideration for the exercise by OpBiz of its rights granted hereunder.

         Notwithstanding anything to the contrary in this Agreement, in the event (i) a court should determine that any provision set forth in this Article II is void or otherwise unenforceable, (ii) Gaming and OpBiz notwithstanding their best efforts, are not able to obtain final approval by the Bankruptcy Court (and expiration of any applicable appeal period) of this Agreement on or before August 31, 2003, or (iii) Lenders holding more than the Maximum Retained Lender Bazaar Interest fail to transfer their Lender Bazaar Interest to Bazaar on the Transfer Date as described above, or Gaming fails to cancel the cash flow note on the Transfer Date, then in the sole and absolute discretion of Bazaar, Bazaar can elect to have this entire Agreement automatically deemed to be null and void ab initio and of no further force and effect.

         III. OPERATIONAL ISSUES.

                  - Gaming, OpBiz and Bazaar agree to work together to create a mutually beneficial operating environment. OpBiz and Bazaar agree to work through these issues together with overall planning and customer flow issues to reasonably accomplish the goal of re-theming the Hotel and improving the traffic flow between the Hotel and the Desert Passage. Bazaar and OpBiz agree to work together in an effort to find mutually beneficial marketing opportunities, including but not limited to the following: OpBiz (from and after the closing date of OpBiz's purchase of the Hotel) agrees to provide to Bazaar at no charge in-room advertising on in-room promotional materials, Bazaar's restaurants listed in the in-room dining guide, as well as promotions designated on the Hotel's in-room TV programming.

         IV. BANKRUPTCY/SETTLEMENT DISCUSSIONS.

                  - As you are aware, Bazaar has filed with the bankruptcy court certain objections to the proposed sale of the Hotel and may raise additional objections prior to the sale hearing (collectively, the "Objections"). Until this Agreement has been fully executed by all parties and delivered to Bazaar, Bazaar expressly reserves all of its Objections and nothing contained in this letter or said during our discussions should be interpreted in any way so as to constitute a waiver of any Objections or an admission that any of the Objections is without merit. Quite to the contrary, please be advised that Bazaar fully intends to continue to assert the Objections and will take all steps to preserve the Objections unless and until this Agreement has been fully executed by all parties and delivered to Bazaar. In that regard, this letter and

Mr. Douglas P. Teitelbaum
June 20, 2003
Page 10

                           our discussions constitute settlement discussions and, as such, they are inadmissible under Rule 408 of the Federal Rules of Evidence in any proceeding whatsoever, including in connection with Gaming's sale motion, unless and until this Agreement has been fully executed by all parties and delivered to Bazaar.

         V. FURTHER ASSURANCES; PARTIES INTENDING TO NOW BE FULLY BOUND.

                  - Further Assurances. Each party to this Agreement agrees that it will, at any time and from time to time following the date hereof, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, conveyances, and assurances as may reasonably be required for the better implementation of the agreements set forth in this Agreement including, without limitation, entering into such amendments to the REA and any other recorded documents in recordable form incorporating the provisions of this Agreement or as shall be reasonably requested by a party, and that such REA amendment and any other recorded documents shall be entered into and recorded on the Transfer Date or as soon as practicable thereafter. Notwithstanding the foregoing, each party to this Agreement acknowledges and agrees that each party intends to be fully and legally bound by the agreements set forth herein.

                  - No Presumption. Although the provisions of this Agreement were drafted primarily by Bazaar, the parties agree that such fact shall not create any presumption, construction or implication favoring the position of either OpBiz or Bazaar. The parties hereto represent that each of them has been advised by counsel as to the contents of this Agreement. The parties hereto hereby agree that money damages would not be a sufficient remedy for a breach by either party of this Agreement, and hereby consent to enforcement of the terms hereof by specific performance.

                  - Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which, taken together, shall constitute one and the same agreement binding upon the parties hereto. In addition, properly executed authorized signatures may be transmitted via facsimile and upon receipt, shall constitute an original signature.

                  - Jurisdiction; Attorneys' Fees. Each party hereby consents to the jurisdiction of the State and Federal courts sitting in the County of Las Vegas (except that actions or claims by or against Lenders or Gaming shall be brought in the Gaming bankruptcy court), applying Nevada law in any action or claim arising out of this Agreement (except where arbitration is otherwise required

Mr. Douglas P. Teitelbaum
June 20, 2003
Page 11

                           or provided under any applicable agreement), and the prevailing party in such proceeding shall be entitled to recover reasonable attorneys' fees and costs.

                  - Severability. If any provision of this Agreement shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision of this Agreement, and all such other provisions shall remain in full force and effect. It is the intention of the parties hereto that, if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning that renders it valid.

                  - Assignment. This Agreement may not be assigned by a party hereto without the prior written consent of the other party hereto; provided that (i) OpBiz may assign its rights and obligations hereunder to an affiliate of, or successor entity to, OpBiz that is formed to carry out the Transaction, and (ii) Bazaar may assign its rights and obligations hereunder to an affiliate of, or successor entity to, Bazaar that is formed to acquire Desert Passage.

         Please sign the signature block below evidencing your agreement to the foregoing terms and thereafter, return the same to me. In the meantime, please free to call me directly at 858-546-3211 if you have any questions or additional issues which you would like to discuss.

                                      Sincerely

                                      ALADDIN BAZAAR, LLC, a Delaware
                                      limited liability company

                                      By: TH Bazaar Centers Inc., a Delaware
                                          Corporation, its managing member

                                          By: ________________________________
                                                 Wendy M. Godoy,
                                                 Senior Vice President and
                                                 Chief Financial Officer

WMG:lad
Enclosures
pc: Casey Wold
    Michael Escalante

Mr. Douglas P. Teitelbaum
June 20, 2003
Page 12

Agreed and Accepted this
____day of June, 2003.

OpBiz, LLC, a
Nevada limited liability company

By:
    -----------------------
       Name: ROBERT EARL
       Title: CO-MEMBER

THE STEERING COMMITTEE FOR GAMING'S LENDERS:

BY:
    -------------------------------
    Howard Tiffen, Chairman

"GE Capital"

By: GENERAL ELECTRIC CAPITAL CORPORATION

    By:
        ---------------------------
           Name:  CARL PETERSON
           TITLE: SENIOR RISK ANALYST

Agreed, subject to approval of the Bankruptcy Court:

"Gaming"

By: ALADDIN GAMING LLC

   By:
       -------------------------------
          Name: William Jimmins
          Title CEO Aladdin gaming, LLC

                     [PICTURE OF LAS VEGAS GOES HOLLYWOOD]

                                    EXHIBIT A

                     [PICTURE OF PLANET HOLLYWOOD BUILDING]

                                    EXHIBIT A

                                   Page 2 of 2